Exhibit 10.18

THIS TRANSACTION AND MONITORING FEE AGREEMENT is dated as of November 2, 2004 (this “Agreement”) and is between New Skies Satellites B.V. (f/k/a Munaro Holding B.V.), a private company with limited liability organized under the laws of The Netherlands (the “Company”), and Blackstone Management Partners IV L.L.C., a Delaware limited liability company (the “Advisor”).

BACKGROUND

1.                                       The Company has entered into an Acquisition Agreement among Neptune One Holdings Ltd., a Cayman Islands exempted company, the Company and New Skies Satellites N.V., a public company with limited liability organized under the laws of The Netherlands, with a corporate seat in The Hague (the “Seller”), dated as of June 5, 2004 (the “Acquisition Agreement”), pursuant to which the Company will acquire, subject to the terms and conditions set forth in the Acquisition Agreement, substantially all of the assets and liabilities of the Seller after the closing of the Transactions (as defined below).

2.                                       The Advisor, by and through itself, its affiliates and their respective officers, employees, partners, members, agents and representatives, has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business and has facilitated the transactions referred to above and certain other related transactions (collectively, the “Transactions”) through their provision of financial and structural analysis, due diligence investigations and other advice and negotiation assistance with all relevant parties to the Transactions.  The Advisor has also provided advice and negotiation assistance with relevant parties in connection with the financing of the Transactions.

3.                                       The Company desires to avail itself for the purpose of making and managing its investments, for the term of this Agreement, of the Advisor’s expertise in the aforesaid areas, which the Company believes will be beneficial to it, and the Advisor wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees and other agreements contained herein.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1.   Transaction and Advisory Fee.  In consideration of the Advisor undertaking financial and structural analysis, due diligence investigations, and other advice and negotiation assistance necessary in order to enable finance to be raised such that the Transactions could be consummated, the Company will pay, at the Effective Time (as defined herein), a fee to the Advisor of $9,000,000.

SECTION 2.   Appointment.  The Company hereby engages the Advisor to provide the services described in Section 3 (the “Services”) for the term of this Agreement on the terms and subject to the conditions of this Agreement.

SECTION 3.   Services.  The Advisor hereby agrees that during the term of this Agreement it shall render to the Company, by and through itself, its affiliates, and their respective officers, employees, partners, members, agents and representatives as the Advisor in its sole discretion shall designate from time to time, advisory services relating to the management of the investment business of the Company, including, without limitation: (i) advice in designing financing structures; (ii) advice regarding relationships with the Company’s lenders and bankers; (iii) advice regarding the structure and timing of public offerings of debt and equity securities of the Company; (iv) advice regarding strategic investments, joint ventures, acquisitions and dispositions; and (v) such other advice directly related or ancillary to the above advisory services as may be reasonably requested by the Company or deemed appropriate by the Advisor in its sole discretion.  It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by the Advisor or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company.  The Advisor and its affiliates may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and the Advisor and such affiliates, on the other hand.

SECTION 4.   Monitoring Fee.

(a)                                                          In consideration of the Services being provided by the Advisor, the Company will pay to the Advisor an aggregate annual monitoring fee of $1,500,000 or 1.0% of Adjusted EBITDA (as defined below), whichever is greater (the “Monitoring Fee”).  The Monitoring Fee will be payable quarterly in advance on January 1st, April 1st, July 1st and October 1st of each year (or if such day is not a business day, then on the following business day), by wire transfer in same-day funds to the bank account designated by the Advisor, commencing at the Effective Time (as defined herein) through the Termination Date (as defined below); provided that the first Monitoring Fee hereunder will be payable on the Effective Time and will be prorated for the period from the Effective Time to the next quarterly payment date.  For purposes of this Agreement, “Termination Date” means the earliest of (i) the date on which the funds managed by the Advisor or its affiliates beneficially own less than 5% of the common equity of the Company then outstanding on a fully diluted basis, (ii) receipt by the Advisor of the Lump Sum Fee in accordance with Section 4(c) and (iii) ten years from the date hereof.  For purposes of this Section 4, “Adjusted EBITDA” shall have the meaning set forth in the Senior Indenture dated November 2, 2004 between the Company and U.S. Bank National Association, as trustee.

(b)                                                         To the extent the Company does not pay any installment of the Monitoring Fee when due for any reason, including by reason of any prohibition on such payment pursuant to the terms of any debt financing of any member of the Company’s group, the payment by the Company to the Advisor of the accrued and payable Monitoring Fee will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under any contract applicable to such member of the Company’s group and the Company is otherwise able to make such payment, and (ii) total or partial liquidation, dissolution or winding up of the Company.  Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest at an annual rate of 10%, compounded quarterly, from the date due until paid.

(c)                                                          Notwithstanding anything to the contrary contained in subparagraph (a) above, the Advisor may elect at any time in connection with or in anticipation of a change of control or an initial public offering (or at any time thereafter) (which election can be made in its sole discretion by the delivery of written notice to the Company) to receive, in lieu of annual payments of the Monitoring Fee, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of the date hereof (the “Discount Rate”)) of all of the then unpaid current and future Monitoring Fees payable under this Agreement (the “Lump Sum Fee”), assuming the Termination Date to be the tenth anniversary hereof.  The Lump Sum Fee will be due and payable to the Advisor by wire transfer in same-day funds to the bank account designated by the Advisor upon the later of: (i) three business days following such election and (ii) the closing of the change of control or initial public offering, as the case may be.

(d)                                                         To the extent the Company does not pay any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of any member of the Company’s group, any unpaid portion of the Lump Sum Fee shall be paid to the Advisor on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture.  Any portion of the Lump Sum Fee not paid on the scheduled due date shall bear interest, at the Discount Rate, compounded quarterly, from the date due until paid.

SECTION 5.   Reimbursements.  In addition to the fees payable pursuant to this Agreement, the Company will pay directly or reimburse the Advisor and its affiliates for their Out-of-Pocket Expenses (as defined below).  For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses incurred by the Advisor and its affiliates in connection with the Services provided under this Agreement (including prior to the Effective Time), including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by the Advisor or any of its affiliates, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by the Advisor or any of its affiliates, (c) research and research-related expenses and (d) transportation, per diem costs, word processing expenses or any similar expense not associated with the Advisor’s or its affiliates’ ordinary operations.  All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by the Advisor or its relevant affiliate promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement.

SECTION 6.   Indemnification.  The Company will indemnify and hold harmless the Advisor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by the Advisor of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.  The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Advisor.  The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of the Advisor.

SECTION 7.   Accuracy of Information.  The Company shall furnish or cause to be furnished to the Advisor such information as the Advisor believes reasonably appropriate to its monitoring, advisory and consulting services hereunder (all such information so furnished, the “Information”).  The Company recognizes and confirms that the Advisor (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 8.   Effective Time.  This Agreement will become effective (the “Effective Time”) as of the date hereof.

SECTION 9.   Term.  This Agreement will become effective as of the Effective Time and will continue until the Termination Date, except that Section 5 will remain in effect thereafter with respect to Out-of-Pocket Expenses which were incurred prior to or within a reasonable period of time after the Termination Date, but have not been paid to the Advisor in accordance with Section 5.  The provisions of Sections 4(b), 4(d), 6, 7, 9, 10 and 11 will survive the termination of this Agreement.

SECTION 10.   Permissible Activities.  Subject to applicable law, nothing in this Agreement will in any way preclude the Advisor or any of its affiliates (other than the Company and its employees) or its or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Advisor.

SECTION 11.   Miscellaneous.

(a)                                                          No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto.  Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.  The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)                                                         Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to the Advisor:

c/o The Blackstone Group L.P.

345 Park Avenue

31st Floor

New York, New York  10154

Attention:  Robert Barrack

Facsimile:  (212) 583-5692

with a copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10024

Attention:  Edward J. Chung

Facsimile:  (212) 455-2502

if to the Company:

Rooseveltplantsoen 4

2517 KR The Hague

The Netherlands

Attention:  Legal Department

Facsimile +31 70 306 4201

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.  Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice.

(c)                                                          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)                                                         This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e)                                                          No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Advisor may assign its rights or obligations to any affiliate or sub-advisor, and may perform the Services through any affiliate or sub-advisor.  Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors.  Subject to the next sentence, no person or party other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement.  The parties acknowledge and agree that the Indemnified Parties, including without limitation the affiliates of the Advisor that are investing directly or indirectly in the Company and their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives, are intended to be third-party beneficiaries under Section 6 of this Agreement.

(f)                                                            This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(g)                                                         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

NEW SKIES SATELLITES B.V.

By:	/s/ Walid N. Kamhawi
	Name:	Walid N. Kamhawi
	Title:	Director

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Founding Member